EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement made as of the 14th day of August , 2008.

BETWEEN:

CHRISTOPHER HOVEY
of the City of Denver
in the State of Colorado

(hereinafter referred to as the “Executive”)

- and -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation is desirous of engaging the Executive in the position of Chief Operating Officer and Vice President of Sales, of the Corporation;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Executive’s engagement with the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
EMPLOYMENT AND DUTIES OF CONSULTATION

1.01 Engagement of Executive: In accordance with the terms and conditions of this Agreement, the Corporation hereby engages the Executive and the Executive hereby accepts employment with the Corporation as its Chief Operating Officer and Vice President of Sales, and agrees to perform such other duties as may be reasonably determined and assigned to him from time to time by the President.

1.02 Duties of Employment: The Executive shall well and faithfully serve the Corporation and use his best efforts to promote the interests and goodwill of the Corporation during the term of his engagement hereunder. The Executive shall devote such of his time and energy to the Corporation as shall be necessary to perform his duties and exercise such powers as may be consistent with his position. .

1.03 Reporting: The Executive shall comply with all lawful and reasonable orders given to him by, and shall report to, the President of the Corporation and shall comply with all reasonable requests from the President. He will advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during his employment hereunder.

1.04 Term: The appointment of the Executive shall commence with effect from the date hereof and shall continue for a period of five years unless terminated in accordance with the provisions of this agreement.

ARTICLE 2
REMUNERATION OF EXECUTIVE

2.01 Base Remuneration: During the first year of this Agreement, the Executive’s base remuneration shall be one hundred and fifty thousand ($150,000) per annum payable in equal bi-weekly installments, not in advance, exclusive of bonuses, benefits and other compensation, but subject to applicable statutory deductions and contributions (“Base Remuneration”).

2.02 Review: The Base Remuneration will be reviewed by the Board of Directors of the Corporation (the “Board”) on an annual basis, and may, in the sole discretion of the Board, be increased.

2.03 Stock Option: At the sole discretion of the Board, the Executive may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms. The Executive understands and agrees that upon the termination of his engagement by the Corporation, whether such termination occurs with or without notice and with or without just cause, then, all rights that the Executive may have otherwise had in respect of stock option(s) shall terminate effective as of and from 120 days after the date on which the Executive receives notice of such termination.

2.04 Automobile Allowance: The Executive will pay to the Executive an automobile allowance of $600 per month. The Executive must provide his own vehicle.

2.05 Bonus:  The Executive shall be entitled to participate in any bonus plan established by the Board for the benefit of employees and Executives generally.

ARTICLE 3
BENEFITS

3.01 Vacation Entitlement: The Executive’s vacation entitlement shall be 6 weeks in each year of Engagement. In selecting such vacation time the Executive undertakes to consider the exigencies of his office.

3.02 Insurance Benefits: The Executive shall be entitled to participate in any Group Insurance Benefit Plan established by the Corporation and shall be entitled to medical, dental and other benefits, in accordance with the provisions thereof. The Corporation agrees that the Executive’s benefits pursuant to any such plan shall be paid for by the Corporation to the extent that the Executive so desires.

3.03 Life Insurance: The Executive agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04 Other Expenses: The Executive shall be entitled to reimbursement for all traveling, entertainment and other expenses incurred by the Executive on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval, including all reasonable and related automobile expense.

3.05 Indemnity: The Executive shall be provided with an indemnity from the Corporation or such other entity, as the case may be, in such a form as is contained in the by-laws for such entity, or if no indemnity is provided therein then in such a form as is mutually acceptable to the Executive and the Board, acting reasonably.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.01 Termination by Executive: The Executive may terminate his Engagement pursuant to this agreement by giving at least 12 month’s advance notice in writing to the Corporation. The Corporation may waive such notice, in whole or in part, by providing the Executive with a lump sum payment equivalent to the Executive’s Base Remuneration for the balance of the said notice period that remains outstanding on the date that the Corporation so exercises such waiver. The Executive understands and agrees that if the Corporation chooses to exercise the waiver referenced herein, then, the maximum period for which the Corporation shall be required to provide the said lump payment shall not exceed the outstanding balance of the twelve (12) month’s notice period referenced herein, whether or not the Executive voluntarily elects to provide more than twelve (12) month’s notice of his resignation from employment.

4.02 The Corporation may terminate the Executive’s Engagement without notice or payment in lieu thereof, for cause. In such event, the Executive shall be entitled to receive any amounts on account of Base Remuneration or expenses accrued and unpaid to the date of termination. For the purposes of this agreement “cause” shall include:

(a)	any material breach of the provisions of this agreement by the Executive, as determined in the sole discretion of the Board;

(b)	consistent poor performance on the part of the Executive, after being counseled as to the standard required, as determined in the sole discretion of the Board;

(c)	any intentional or grossly negligent disclosure of any information by the Executive, as determined in the sole discretion of the Board;

(d)
violation by the Executive of any local, provincial or federal statute, with the exception of violations of the Highway Traffic Act and similar statutes, including, without limitation, an act of dishonesty such as embezzlement or theft;

(e)	competing with the Corporation or aiding a competitor of the Corporation; and

(f)	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

4.03
(1) Termination Without Cause: The Corporation may terminate the Executive’s Engagement pursuant to this agreement at its sole discretion and for any reason and upon such termination, the Executive shall be entitled to receive an amount equal to the Executive’s Base Remuneration for a 12 month period, together with the amount which the Executive may be entitled to pursuant to any bonus plan or incentives, and all entitlement to purchase common shares under existing stock options will immediately vest.

(2) Pay in lieu of notice and severance pay, if any, will be provided in a form mutually agreed to between the Executive and Corporation and shall be subject to all deductions and withholdings required by law.

(3) The payments contemplated in clause (1) include all entitlements to either notice or pay in lieu of notice and severance pay under the applicable employment or labour standards legislation of Ontario. In the event that the minimum statutory requirements as at the date of termination provide any greater benefits than provided in this agreement, such statutory requirements will replace the payments contemplated under this agreement.

(4) The Executive agrees to accept the pay in lieu of notice and benefits as stipulated in clause (1) in full and final settlement of all amounts owing to the Executive by the Corporation on termination, including any payment in lieu of notice of termination, entitlement of the Executive under any applicable statute and any rights which the Executive may have at common law and the Executive hereby waives any claim to any other payment or benefits from the Corporation;

4.04 Termination on Death or Disability: The employment of the Executive shall be terminated upon the death of the Executive and may be terminated by reason of disability, defined as failure to perform the essential requirements of the Executive’s employment duties on a full-time basis for a period of 180 consecutive days or failure to perform such duties for more than 365 days in any single two year period, provided that the disability of the Executive shall only constitute cause for termination if the Executive’s disability constitutes a disability as defined in the then current long-term disability insurance policy maintained by the Corporation on his behalf and the Executive is entitled to receive benefits thereunder. In the event of termination hereunder, the Executive shall be entitled to receive an amount equal to his Base Remuneration for a period of one year, together with any amount to which he may be entitled pursuant to any bonus or incentive arrangement and any amounts relating to accrued and unpaid expense allocations.

4.05 Return of Materials: As soon as the Executive ceases to be engaged by the Corporation, or at any time upon request by the Corporation, the Executive shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01 Confidential Information: The Executive hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Executive’s capacity as a Executive to the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
NON-COMPETITION COVENANTS

6.01 Representation: The Executive represents and agrees that his experience and capabilities are such that the provisions of this Article will not prevent him from earning a livelihood and that irreparable and substantial injury could befall the Corporation should the Executive violate this Article. The Executive and the Corporation agree that the Corporation is entitled to protect its business interest and that of its affiliates and subsidiaries from any unfair advantage taken by the Executive in the event of and subsequent to his termination under Article 4 herein, which unfair advantage includes but is not limited to engaging in any activity proscribed by Article 6.02.

6.02 Solicitation: For a period of one year from the date of termination of this Agreement, the Executive shall refrain from interfering with the employment arrangements between the Corporation (or any of its affiliates or subsidiaries) and its employees and will not in any way solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment with any employees of the Corporation or any of its affiliates or subsidiaries and the Executive shall refrain from soliciting, contracting with, making regular presentations to or otherwise being concerned with the customers of the Corporation or any of its affiliates or subsidiaries, or aid or abet any solicitation of employees or customers to transfer business from the Corporation or any of its affiliates or subsidiaries, to any other person or entity, provided that this prohibition shall not apply to advertising of a general nature, speaking or writing engagements for general publication or to similar activities and provided that this prohibition shall not preclude the Executive from providing services to existing clients of any new employer of the Executive.

6.03 Time and Scope Reduction: The Executive agrees that if the period of time, geographical coverage or the scope of the restrictive covenant contained in this Article should be adjudged unreasonable in a proceeding before a court of competent jurisdiction, then the period of time shall be reduced by such number of months, or the coverage or scope shall be reduced, by elimination of such portion thereof deemed unreasonable, so that the covenant herein may be enforced in such coverage and scope and during such period of time as may be adjusted to be reasonable.

ARTICLE 7
MISCELLANEOUS PROVISION

7.01 Amendment and Waiver: No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

7.02 Further Assurances: The Executive and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

7.03 Applicable Law and Jurisdiction: This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of the State of Nevada shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby. The Executive and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the State of Nevada.

7.04 Other Provisions: At all times while engaged by the Corporation, the Executive will at his own expense maintain a valid driving license and a valid passport. The Executive acknowledges that as a condition of his engagement he will be required to travel to various locations worldwide from time to time to carry out his duties on behalf of the Corporation.

7.05 Prohibitive Provisions: In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions thereof which are otherwise lawful and valid shall remain in full force and effect.

7.06 Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier. In the case of the Corporation, notice shall be at the Corporation’s office at ●. In the case of the Executive, notice shall be delivered to the most current address of his residence on file with the Corporation.

(b)
Any notice which is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

7.07 Entire Agreement: This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof. This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

7.08 Independent Legal Advice: The Executive acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

7.09 Binding Effect: This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Executive.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
______________________________	)	/s/ Christopher Hovey
(Witness))		Christopher Hovey

ENHANCE SKIN PRODUCTS, INC.

		Per:	/s/ Samuel Asculai
Name: Samuel Asculai, Ph.D.
Title: President and Chief Executive
Officer